SPECTRUM PLASTICS, INC.

March 27, 2008

Mr. Anthony Tracy
Perf-Go Green, Inc.
645 Fifth Avenue
New York, New York 10022

Re:     Exclusive Manufacturing Arrangement

Dear Mr. Tracy:

This letter is to confirm our mutual understanding and agreement concerning the manufacture by Spectrum Plastics, Inc. (“Spectrum”) of certain biodegradable plastic products on behalf of Perf-Go Green, Inc. (“Perf’). Commencing the date hereof, Spectrum shall manufacture and ship the biodegradable plastic products set forth on Schedule A annexed hereto, which may be amended upon the parties mutual agreement, (the “Products”) exclusively for Perf. This exclusivity right shall continue for so long as Perf purchases, on a monthly basis, not less than five standard cargo containers in the aggregate of Products, (the “Minimum Purchase Requirement”) commencing 180 days from the date hereof. During the initial 180 day period following the execution of this letter, Perf shall not be required to purchase the Minimum Purchase Requirement.

All Products shall be manufactured to specifications mutually agreed upon between Perf and. Spectrum. Pricing and terms of sale for Products shall be mutually agreed upon between Perf and Spectrum at the time of the placing of orders. Please acknowledge your acceptance of the foregoing where indicated below.

Very Truly Yours,

/s/ Ben Tran
-----------------------------------
Ben Tran
Chief Executive 0fficer

AGREED UPON AND ACCEPTED:

PER-GO GREEN, INC.

By: /s/ Anthony Tracy ------------------------------------
Anthony Tracy, Chief Executive Officer

12850 Midway Place • Cerritos, CA 90703
Tel (562) 623-2555 • Fax (562) 623-2558 • www.spectrumbags.com

SPECTRUM PLASTICS, INC.

Schedule A

Biodegradable sixteen gallon, extra tall kitchen garbage bags manufactured with TDPA.

Biodegradable thirty-three gallon, extra tall kitchen garbage bags manufactured with
TDPA.

Biodegradable commercial garbage bags (various sizes for office buildings and for municipalities, parks and beaches) manufactured with I1DPA.

Biodegradable kitty litter liner bags manufactured with TDPA.

Biodegradable plastic drop cloths manufactured with TDPA.

Biodegradable disposable diapers (baby and adult Sizes) manufactured with TDPA.

Any other mutually agreed upon biodegradable product manufactured with TDPA or any other additive designed to facilitate biodegradability.

12850 Midway Place • Cerritos, CA 90703
Tel (562) 623-2555 • Fax (562) 623-2558 • www.spectrumbags.com

                     April 8, 2008

Ben Tran

President

Spectrum Plastics, Inc.
12850 Midway Place
Cerritos, CA 90703

          Re:     Perf-Go Green, Inc.

Dear Mr. Tran:

In consideration of Spectrum Plastics, Inc. (“Spectrum”) agreeing to serve as the exclusive manufacturing and distribution partner for Perf-Go Green trash bags worldwide, the Company intends to issue the Company options to purchase 30,000 shares of its Common Stock on a monthly basis at an exercise price of $.50 per share pursuant to its soon to be adopted equity incentive plan containing a cashless exercise provision. 30,000 options shall be issued each month for a period of two years. Copies of the equity incentive plan as well as the non-qualified stock option agreement will be provided to you as soon as they are available. If the foregoing reflects your current intentions, please sign this letter where indicated below. We look forward to a long and mutually rewarding relationship with you. This letter constitutes the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior and contemporaneous undertakings and agreements of the parties, whether written or oral, with respect to the subject matter herein.

Very truly yours,

/s/Anthony Tracy

Anthony Tracy, Chief Executive

Officer

AGREED AND ACCEPTED:

SPECTRUM PLASTICS, INC.

/s/ Ben Tran

      Ben Tran, President

12850 Midway Place • Cerritos, CA 90703
Tel (562) 623-2555 • Fax (562) 623-2558 • www.spectrumbags.com